Exhibit 99.1

Press Release	For Immediate Release
Contact:
Robert W. White,
Chairman, President and CEO
or
Jack Sandoski,
Senior Vice President and CFO
(215) 886-8280

ABINGTON BANCORP, INC. ANNOUNCES INCREASE IN NET INCOME FOR THE SECOND QUARTER OF 2008 AND SHARE REPURCHASE PLAN

Jenkintown, PA (July 31, 2008) – Abington Bancorp, Inc. (the “Company”) (Nasdaq Global Select: ABBC), the parent holding company for Abington Bank (the “Bank”), reported net income of $1.7 million for the quarter ended June 30, 2008, representing an increase of $338,000 or 24.0% over the comparable 2007 period. Basic and diluted earnings per share each increased to $0.08 for the quarter compared to $0.06 for each for the second quarter of 2007. Additionally, the Company reported net income of $3.7 million for the six months ended June 30, 2008, representing an increase of $794,000 or 27.6% over the comparable 2007 period. Basic and diluted earnings per share each increased to $0.16 for the first six months of 2008 compared to $0.12 for each for the first six months of 2007.

The Company also announced today that it will repurchase up to 5% of its outstanding shares, or 1,221,772 shares. The shares may be purchased in the open market or in privately negotiated transactions from time to time depending on market conditions and other factors over a one-year period. Repurchases are expected to commence promptly.

The increase reported in net income for the three-month and six-month periods was primarily driven by an increase in our net interest income. The increase in net interest income was partially offset by an impairment charge of approximately $331,000 taken at June 30, 2008 on our investment in a mortgage-backed securities based mutual fund and increases in our provisions for loan losses to $677,000 and $726,000, respectively, for the three and six months ended June 30, 2008.

Mr. Robert W. White, Chairman, President and CEO of the Company, stated, “In the midst of the well-publicized turmoil in the financial and credit markets, we are very pleased with our quarterly and half year results. Although we did record a larger provision to the allowance for loan losses during the second quarter, this charge related to one specific borrower, and our overall underwriting remains consistently sound. Moreover, our capital base continues to be extremely strong, leaving us well positioned for future growth. We have benefited from the return to a more normal interest rate yield curve, realizing increases in both our interest rate spread and net interest margin. Our core deposits are up, and we are continuing with our branch expansion plans with the opening of a new branch in Hatboro, Pennsylvania in the coming quarter.”

Mr. White continued, “We believe that the share repurchase plan approved by the Board of Directors at their July meeting will benefit our shareholders by improving the Company’s return on equity and earnings per share as well as aid us in managing our strong capital position. With the price of our stock recently trading below our book value, our Board believes that this is the appropriate time to initiate a buyback.”

Net interest income was $7.5 million and $14.4 million for the three months and six months ended June 30, 2008, respectively, representing increases of 28.1% and 26.7%, respectively, over the comparable 2007 periods. The increases in our net interest income arose as increases in our interest income were augmented by decreases in our interest expense. Our average interest rate spread and net interest margin for the second quarter of 2008 increased to 2.22% and 2.92%, respectively, from 1.85% and 2.55%, respectively, for the second quarter of 2007. Our average interest rate spread and net interest margin for first six months of 2008 increased to 2.06% and 2.82%, respectively, from 1.87% and 2.52%, respectively, for the first six months of 2007.

Interest income for the three months ended June 30, 2008 increased $351,000 or 2.6% over the comparable 2007 period to $14.0 million. The increase was primarily as a result of growth in the average balance of our total interest-earning assets, partially offset by a decrease in the average yield on our total interest-earning assets. Although the largest growth in absolute dollars was in the average balance of loans receivable, which increased $65.6 million quarter-over-quarter, the most significant growth was in the average balance of our mortgage-backed securities, which increased $44.5 million or 34.8% quarter-over-quarter. Other interest-earning assets decreased $7.4 million or 12.8% quarter-over-quarter, as interest-bearing deposits in other banks were invested in investment and mortgage-backed securities. Despite an increase of 11 basis points in the average yield on our mortgage-backed securities in the second quarter of 2008 compared to the second quarter of 2007, the average yield on our total interest-earning assets decreased 49 basis points quarter-over-quarter, driven by a 67 basis point decrease in the average yield on our loans receivable and a 101 basis point decrease in the average yield on our other interest-earning assets.

Interest income for the six months ended June 30, 2008 increased $1.3 million or 4.9% over the comparable 2007 period to $28.2 million. As was the case in the three-month period, an increase in the average balance of our total interest-earning assets was partially offset by a decrease in the average yield earned. Again, the largest growth in absolute dollars in the average balances among our interest-earning assets was in loans receivable, which increased $69.8 million for the first half of 2008 compared to the first half of 2007, and the most significant growth was in the average balance of our mortgage-backed securities, which increased $30.1 million or 23.0% period-over-period. The average balances of investment securities and other interest-earning assets increased $11.2 million and $8.9 million, respectively, for the first half of 2008 compared to the first half of 2007. Similar to the three-month period, the average yield on our total interest-earning assets decreased 44 basis points for the first half of 2008 compared to the first half of 2007, as decreases in the average yields of loans receivable and other interest-earning assets of 59 and 53 basis points, respectively, period-over-period, outweighed increases in the average yields on investment and mortgage-backed securities.

Interest expense for the three months ended June 30, 2008 decreased $1.3 million or 16.6% from the comparable 2007 period to $6.5 million. The decrease in our interest expense occurred as a decrease in the average rate paid on our total interest-bearing liabilities offset an increase in the average balance of those liabilities. The average rate we paid on our total interest-bearing liabilities decreased 86 basis points to 3.24% for the second quarter of 2008 from 4.10% for the second quarter of 2007. The average rate we paid on our total deposits decreased 101 basis points quarter-over-quarter, driven by a 142 basis point decrease in the average rate paid on our certificates of deposit. The average balance of our total interest-bearing liabilities increased $42.6 million to $804.0 million for the quarter ended June 30, 2008 from $761.4 million for the quarter ended June 30, 2007. Our average deposit balance grew by $32.1 million over this same period, with over half of that growth occurring in core deposits.

Interest expense for the six months ended June 30, 2008 decreased $1.7 million or 11.0% over the comparable 2007 period to $13.8 million. As was the case in the three-month period, the decrease in our interest expense occurred as a decrease in the average rate paid on our total interest-bearing liabilities offset an increase in the average balance of those liabilities. The average rate we paid on our total interest-bearing liabilities decreased 63 basis points to 3.47% for the first half of 2008 from 4.10% for the first half of 2007. The average rate we paid on our total deposits decreased 71 basis points period-over-period, driven by a 100 basis point decrease in the average rate paid on our certificates of deposit. The average balance of our total interest-bearing liabilities increased $37.9 million to $796.0 million for the six months ended June 30, 2008 from $758.1 million for the six months ended June 30, 2007. Our average deposit balance grew by $33.3 million over this same period, with approximately 40.0% of that growth occurring in core deposits.

We recorded a $677,000 provision to the allowance for loan losses during the second quarter of 2008, and our provision for loan losses amounted to $726,000 for the six months ended June 30, 2008. During the second quarter of 2007, we recorded a provision of $106,000 to the allowance for loan losses, and our provision for loan losses amounted to $110,000 for the six months ended June 30, 2007. The provision for loan losses is charged to expense as necessary to bring our allowance for loan losses to a sufficient level to cover known and inherent losses in the loan portfolio. Our loan portfolio at June 30, 2008 included an aggregate of $532,000 of non-performing loans compared to $1.6 million of non-performing loans at December 31, 2007. Our non-performing loans at June 30, 2008 consist primarily of one construction and one commercial real estate loan to one borrower with an aggregate balance of $468,000. At June 30, 2008, our non-performing loans amounted to 0.08% of loans receivable and our allowance for loan losses amounted to 473.3% of non-performing loans. The provision for loan losses taken during the second quarter of 2008, however, principally relates to two loans to another borrower that were not included in non-performing loans at June 30, 2008, as they were neither 90 days past due nor on non-accrual status at that date. These loans, however, have been classified and determined to be impaired. Although not non-performing at June 30, 2008, interest payments during the second quarter of 2008 were not received on time as required by the loan agreements. The larger of these two loans is a $16.7 million loan for the construction of a 40 unit high rise residential condominium project in Center City, Philadelphia. This is the Bank’s largest construction loan. Although the building securing this loan is nearing completion, construction for this project is behind schedule. Furthermore, the Bank recently approved an additional loan for $1.5 million in July 2008 to cover certain cost overruns and permit completion of the project after also approving an additional loan of $1.5 million in April 2008. Based on our review of the status of this project and consideration of an updated appraisal of the collateral, as well as consideration of the additional collateral underlying the loan, a reserve of approximately $821,000 was established at June 30, 2008. Also at June 30, 2008, a reserve of approximately $43,000 was established on a second loan to this borrower with a balance of $3.6 million. Management is continuing to monitor these loans.

Our total non-interest income for the second quarter of 2008 amounted to $846,000, representing an increase of $136,000 or 19.2% from the second quarter of 2007. The increase was due primarily to an increase in income on bank owned life insurance (“BOLI”) of $303,000 and a gain on the sale of securities of $158,000 compared to no such gain in 2007. The increase in income on BOLI resulted mainly from the purchase of $20.0 million of additional BOLI during the third quarter of 2007. Partially offsetting these increases was an impairment charge of $331,000 taken during the second quarter of 2008 with no such charge in 2007.  The impairment charge was taken to write-down the carrying value of our investment in a mortgage-backed securities based mutual fund to its fair value of $3.0 million at June 30, 2008, based on our determination that the investment was other-than-temporarily impaired. The fund, the AMF Ultra Short Mortgage Fund, has had a continuing decline in net asset value and there have been recent credit rating downgrades in certain of the private label mortgage-backed securities held by the fund. While the fund returned a dividend of approximately 3.75% at June 30, 2008, the fair value has continued to decline. It is possible that additional impairment charges will be recorded in subsequent quarters.

Our total non-interest income for the first half of 2008 amounted to $1.8 million, representing an increase of $402,000 or 28.8% from the first half of 2007. Similar to the three-month period, the increase in total non-interest income for the six-month period was primarily due to an increase in income on BOLI of $601,000 and a gain on sale of investments of $146,000 that were partially offset by the securities impairment charge of $331,000. The reasons for these fluctuations for the six-month period mirror the reasons for the fluctuations for the three-month period.

Our total non-interest expenses for the second quarter of 2008 amounted to $5.4 million, representing an increase of $818,000 or 18.0% from the second quarter of 2007. The largest increases were in salaries and employee benefits, occupancy, and other non-interest expense. Salaries and employee benefits expense increased $547,000 quarter-over-quarter, due largely to growth in the total number of employees, normal merit increases in salaries, and higher health and insurance benefit costs. Salaries and employee benefits expense also increased due to an additional expense of $219,000 recognized during the second quarter of 2008 as the result of the issuance of awards to officers and employees under the 2007 Stock Option Plan (the “2007 SOP”) and the 2007 Recognition and Retention Plan (the “2007 RRP”) which were approved by shareholders in January 2008. Occupancy expense increased by $71,000, quarter-over-quarter, primarily as a result of our additional branches opened in Chalfont and Spring House, Pennsylvania, during 2007 as well as additional equipment and computer costs for all of our facilities. The increase in other non-interest expense was due largely to an additional expense of $106,000 for the issuance of awards to directors under the 2007 SOP and 2007 RRP.  Also contributing to the increase in other non-interest expense was a $36,000 expense for real estate owned.

Our total non-interest expenses for the first six months of 2008 amounted to $10.5 million, representing an increase of $1.8 million or 20.7% from the first six months of 2007. As was the case with the three-month period, the largest increases for the six-month period were in salaries and employee benefits, occupancy and other non-interest expense. Additionally, professional services expense increased $128,000 period-over-period. The causes for the increases in salaries and employee benefits, occupancy and other non-interest expense over the six-month periods mirrored the causes for the increases for the three-month periods. Salaries and employee benefits expense increased $1.1 million period-over-period due largely to growth in the total number of employees, normal merit increases in salaries, and higher health and insurance benefit costs. Salaries and employee benefits expense also increased due to an additional expense of $395,000 recognized during the first half of 2008 as the result of the issuance of awards to officers and employees under the 2007 SOP and the 2007 RRP. Occupancy expense increased by $168,000, quarter-over-quarter, primarily as a result of our additional branches opened in Chalfont and Spring House, Pennsylvania, during 2007 as well as additional equipment and computer costs for all of our facilities. The increase in other non-interest expense was due largely to an additional expense of $176,000 for the issuance of awards to directors under the 2007 SOP and 2007 RRP.  Also contributing to the increase in other non-interest expense for the first half of 2008 compared to the first half of 2007 were increases in expenses for appraisal fees, office supplies, copying, and deposit premiums as well as a $53,000 expense for real estate owned. The increase in professional services expense was due to increases in both legal and accounting fees. The increase in legal fees was due in part to expenses related to the special meeting of shareholders held in January 2008 as well as expenses incurred in connection with the resolution of certain non-performing loans.

Income tax expense for the second quarter of 2008 amounted to $570,000 compared to $515,000 for the second quarter of 2007. Income tax expense for the first half of 2008 amounted to $1.3 million compared to $1.0 million for the first half of 2007. Our effective tax rate improved to 24.6% and 25.6% for the quarter and six months ended June 30, 2008, respectively, from 26.8% and 26.6% for quarter and six months ended June 30, 2007, respectively. This occurred in part due to purchases of additional tax-exempt investments, including municipal bonds and BOLI, that allowed our tax-exempt income to increase as other sources of income were increasing. The increase in our provisions for income taxes were a result of the increases in our pre-tax income.

The Company’s total assets increased $27.7 million, or 2.6%, to $1.11 billion at June 30, 2008 compared to $1.08 billion at December 31, 2007. Our total cash and cash equivalents decreased $14.1 million or 20.7% during the first half of 2008 as we redeployed certain of our interest-bearing deposits in other banks to purchase additional securities. Our mortgage-backed securities increased $46.4 million as purchases of $69.6 million outpaced repayments, maturities and sales aggregating $23.6 million. Our investment securities decreased $19.1 million in the aggregate due primarily to $40.4 million in calls, maturities and sales of agency bonds partially offset by $11.0 million in purchases of additional agency bonds and $11.1 million of municipal bonds. Net loans receivable increased $12.2 million or 1.8% during the first half of 2008. The largest loan growth occurred in one- to four-family residential loans, which increased $19.7 million, and construction loans, which increased $27.9 million. These increases were partially offset by decreases in all other categories of loans. Real estate owned (“REO”) increased $1.3 million or 85.4% to $2.9 million at June 30, 2008 compared to $1.6 million at December 31, 2007. The majority of this increase occurred during the first quarter of 2008, when, as previously disclosed, we foreclosed on the collateral properties underlying three commercial real estate loans to one borrower with an aggregate balance of $977,000. The remainder of the increase in real estate owned was due to improvements made to existing REO properties. In July 2008, we entered into an agreement of sale with respect to the REO properties acquired in the first quarter. The closing of this sale is expected to occur before the end of the year and will result in a nominal gain on sale.

Our total deposits increased $31.6 million or 5.2% to $641.2 million at June 30, 2008 compared to $609.6 million at December 31, 2007. The increase during the first half of 2008 was due to growth in core deposits. During this period, our savings and money market accounts grew $23.6 million, or 24.7%, and our checking accounts grew $12.3 million, or 12.3%, resulting in an increase to core deposits of $35.8 million, or 18.4%. Our certificate accounts decreased $4.2 million or 1.0%. Advances from the Federal Home Loan Bank decreased $7.8 million to $181.8 million at June 30, 2008. Our other borrowed money, which is comprised of securities repurchase agreements entered into with certain commercial checking account customers, increased $3.7 million during the first half of 2008 to $21.1 million at June 30, 2008.

Our total stockholders’ equity decreased to $247.6 million at June 30, 2008 from $249.9 million at December 31, 2007. The decrease was due primarily to the purchase of approximately 521,000 shares of the Company’s common stock by the 2007 RRP trust for approximately $5.4 million in the aggregate, as part of the Company’s previously announced plans to fund the 2007 RRP.  Partially offsetting this decrease was a $1.4 million increase in retained earnings during the first half of 2008 as our net income of $3.7 million was partially offset by a reduction of $2.3 million resulting from the payment of our first and second quarter dividends.

Abington Bancorp, Inc. is the holding company for Abington Bank. Abington Bank is a Pennsylvania-chartered, FDIC-insured savings bank which was originally organized in 1867.  Abington Bank conducts business from its headquarters and main office in Jenkintown, Pennsylvania as well as eleven additional full service branch offices and six limited service banking offices located in Montgomery, Bucks and Delaware Counties, Pennsylvania.  As of June 30, 2008, Abington Bancorp had $1.11 billion in total assets, $641.2 million in total deposits and $247.6 million in stockholders’ equity.

This news release contains certain forward-looking statements, including statements about the financial condition, results of operations and earnings outlook for Abington Bancorp, Inc. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors – many of which are beyond the Company’s control – could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company’s reports filed from time-to-time with the Securities and Exchange Commission describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company’s business and operations. Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes. Investors are encouraged to access the Company’s periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.abingtonbank.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements.

ABINGTON BANCORP, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	June 30, 2008	December 31, 2007

ASSETS

Cash and due from banks	$24,172,775	$22,342,499
Interest-bearing deposits in other banks	29,787,157	45,712,962
Total cash and cash equivalents	53,959,932	68,055,461
Investment securities held to maturity (estimated fair
value—2008, $20,260,865; 2007, $20,656,427)	20,390,187	20,391,268
Investment securities available for sale (amortized cost—
2008, $79,364,259; 2007, $98,202,711)	79,663,334	98,780,774
Mortgage-backed securities held to maturity (estimated fair
value—2008, $65,080,014; 2007, $45,627,107)	67,455,370	46,891,843
Mortgage-backed securities available for sale (amortized cost—
2008, $119,972,188; 2007, $94,400,607)	119,962,212	94,124,123
Loans receivable, net of allowance for loan losses
(2008, $2,518,498; 2007, $1,811,121)	694,212,100	682,038,113
Accrued interest receivable	4,641,449	4,977,909
Federal Home Loan Bank stock—at cost	11,552,200	10,958,700
Cash surrender value - bank owned life insurance	38,258,101	37,298,126
Property and equipment, net	11,114,149	10,759,799
Real estate owned	2,888,270	1,558,000
Deferred tax asset	2,606,408	1,892,051
Prepaid expenses and other assets	623,625	1,942,454

TOTAL ASSETS	$1,107,327,337	$1,079,668,621

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
Deposits:
Noninterest-bearing	$47,113,899	$37,027,767
Interest-bearing	594,079,110	572,584,934
Total deposits	641,193,009	609,612,701
Advances from Federal Home Loan Bank	181,752,730	189,557,572
Other borrowed money	21,125,872	17,453,060
Accrued interest payable	4,378,830	3,498,235
Advances from borrowers for taxes and insurance	5,256,114	2,978,650
Accounts payable and accrued expenses	6,049,819	6,653,343

Total liabilities	859,756,374	829,753,561

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, $0.01 par value, 20,000,000 shares authorized,
none issued	-	-
Common stock, $0.01 par value, 80,000,000 shares authorized,
issued: 24,460,240 shares, outstanding: 24,449,526 shares	244,602	244,602
Additional paid-in capital	201,034,255	200,634,467
Treasury stock—at cost, 10,714 shares	(104,997)	(104,997)
Unallocated common stock held by:
Employee Stock Ownership Plan (ESOP)	(15,557,938)	(15,977,458)
Recognition & Retention Plan Trust (RRP)	(6,435,071)	(1,867,065)
Deferred compensation plans trust	(1,171,029)	(1,149,610)
Retained earnings	69,754,541	68,360,520
Accumulated other comprehensive loss	(193,400)	(225,399)

Total stockholders' equity	247,570,963	249,915,060

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,107,327,337	$1,079,668,621

ABINGTON BANCORP, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

INTEREST INCOME:
Interest on loans	$10,604,448	$10,661,233	$21,315,854	$21,029,712
Interest and dividends on investment and
mortgage-backed securities:
Taxable	2,783,160	2,309,782	5,441,466	4,619,131
Tax-exempt	338,623	212,726	635,398	425,453
Interest and dividends on other interest-earning assets	293,523	485,208	824,406	814,656

Total interest income	14,019,754	13,668,949	28,217,124	26,888,952

INTEREST EXPENSE:
Interest on deposits	4,250,930	5,450,068	9,173,039	10,628,645
Interest on Federal Home Loan Bank advances	2,165,580	2,120,703	4,413,018	4,475,680
Interest on other borrowed money	94,271	234,572	229,573	419,132

Total interest expense	6,510,781	7,805,343	13,815,630	15,523,457

NET INTEREST INCOME	7,508,973	5,863,606	14,401,494	11,365,495

PROVISION FOR LOAN LOSSES	676,848	105,938	725,988	109,545

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	6,832,125	5,757,668	13,675,506	11,255,950

NON-INTEREST INCOME
Service charges	424,541	405,926	806,450	803,642
Income on bank owned life insurance	483,923	180,915	959,975	359,382
Gain on sale of securities	158,133	-	146,375	-
Impairment charge on investment securities	(330,527)	-	(330,527)	-
Other income	109,743	123,019	216,824	234,286

Total non-interest income	845,813	709,860	1,799,097	1,397,310

NON-INTEREST EXPENSES
Salaries and employee benefits	2,953,724	2,406,354	5,818,910	4,733,898
Occupancy	507,897	436,968	1,041,838	873,778
Depreciation	201,348	199,543	398,341	383,725
Professional services	310,200	296,667	586,148	458,281
Data processing	379,032	357,302	761,622	707,978
Advertising and promotions	116,019	139,199	218,471	234,961
Other	892,901	707,042	1,722,011	1,347,276

Total non-interest expenses	5,361,121	4,543,075	10,547,341	8,739,897

INCOME BEFORE INCOME TAXES	2,316,817	1,924,453	4,927,262	3,913,363

PROVISION FOR INCOME TAXES	569,942	515,542	1,262,218	1,042,020

NET INCOME	$1,746,875	$1,408,911	$3,665,044	$2,871,343

BASIC EARNINGS PER COMMON SHARE	$0.08	$0.06	$0.16	$0.12
DILUTED EARNINGS PER COMMON SHARE	$0.08	$0.06	$0.16	$0.12

BASIC AVERAGE COMMON SHARES OUTSTANDING:	22,131,813	23,364,752	22,241,837	23,362,893
DILUTED AVERAGE COMMON SHARES OUTSTANDING:	22,942,871	23,907,231	22,908,601	23,931,634

ABINGTON BANCORP, INC.

UNAUDITED SELECTED FINANCIAL DATA

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Selected Operating Ratios(1):
Average yield on interest-earning assets	5.46%	5.95%	5.53%	5.97%
Average rate on interest-bearing liabilities	3.24%	4.10%	3.47%	4.10%
Average interest rate spread(2)	2.22%	1.85%	2.06%	1.87%
Net interest margin(2)	2.92%	2.55%	2.82%	2.52%
Average interest-earning assets to average
interest-bearing liabilities	127.87%	120.78%	128.18%	118.75%
Net interest income after provision
for loan losses to non-interest expense	127.44%	126.74%	129.66%	128.79%
Total non-interest expense to average assets	1.93%	1.87%	1.92%	1.84%
Efficiency ratio(3)	64.17%	69.11%	65.10%	68.48%
Return on average assets	0.63%	0.58%	0.67%	0.60%
Return on average equity	2.80%	3.80%	2.93%	4.29%
Average equity to average assets	22.47%	15.28%	22.68%	14.11%

Asset Quality Ratios(4):
Non-performing loans as a percent of
total loans receivable(5)	0.08%	0.80%	0.08%	0.80%

Non-performing assets as a percent of
total assets(5)	0.31%	0.49%	0.05%	0.49%

Allowance for loan losses as a percent of
non-performing loans	473.31%	32.70%	473.31%	32.70%

Net charge-offs or (recoveries) to
average loans receivable	0.01%	0.01%	0.01%	0.01%

Capital Ratios(6):
Tier 1 leverage ratio	14.98%	16.61%	14.98%	16.61%
Tier 1 risk-based capital ratio	23.44%	25.93%	23.44%	25.93%
Total risk-based capital ratio	23.79%	26.20%	23.79%	26.20%

(1) With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and, for the three-month and six-month periods ended June 30, 2008 and 2007, are annualized where appropriate.

(2) Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

(3) The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.
(4) Asset quality ratios are end of period ratios, except for net charge-offs to average loans receivable.
(5) Non-performing assets consist of non-performing loans and real estate owned. Non-performing loans consist of all accruing loans 90 days or more past due and all non-accruing loans. It is our policy to cease accruing interest on all loans 90 days or more past due. Real estate owned consists of real estate acquired through foreclosure and real estate acquired by acceptance of a deed-in-lieu of foreclosure.

(6) Capital ratios are end of period ratios and are calculated for Abington Bank per regulatory requirements.

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